GUARANTEED MINIMUM DEATH BENEFIT RIDER

This rider forms a part of the Policy and is subject to its terms except to the extent this rider changes the terms. The effective date of this rider is the Policy Date shown on the Policy Schedule.

Guaranteed Period: The Guaranteed Period begins on the Policy Date. The date the Guaranteed Period ends is shown on the Policy Schedule or, if earlier, the date this rider terminates.

Guaranteed Minimum Death Benefit: Subject to the Rider Grace Period, the Policy's Specified Amount will be guaranteed as the minimum Death Benefit during the Guaranteed Period if You meet the Premium Requirement described below. By meeting the Premium Requirement, the Policy and any Riders will not lapse even if the Policy's Cash Surrender Value is not sufficient to cover the Monthly Deduction on a Monthly Anniversary Day during the Guaranteed Period.

If a partial surrender or loan is taken, the Guaranteed Minimum Death Benefit will terminate.

Premium Requirement: The Premium requirement must be met on each Policy Anniversary. The requirement is met if the cumulative Guaranteed Minimum Death Benefit Premiums are paid.

The Guaranteed Minimum Death Benefit Premium is due and payable at the beginning of each Policy Year as shown on the Policy Schedule.

The Cumulative Guaranteed Minimum Death Benefit Premiums equal the sum of the Guaranteed Minimum Death Benefit Premiums due as of the date on which the Premium requirement must be met.

Changes that Affect the Premium Requirement: The Premium Requirement may change if any riders are added, deleted or changed. In the Policy Year of change, the Guaranteed Minimum Death Benefit Premium will reflect the change and the portion of the Policy Year that the change will be in effect. In Policy Years subsequent to the change, the Guaranteed Minimum Death Benefit Premium will reflect the change.

Additional Premium may be required on the date of change in order to meet the new Premium Requirement.

Rider Grace Period: If on any date the Premium Requirement is not met, We will send You a notice of the payment necessary to meet the Premium Requirement. If the payment is not received by Us at the Service Center within 61 days following the date We mail a notice to You, the Guaranteed Minimum Death Benefit Rider will terminate.

The Policy's Cash Surrender Value at the end of the Guaranteed Period may be insufficient to keep the Policy in force unless an additional payment is made at that time.

If the Primary Insured dies during the Rider Grace Period, the Premium(s) required to provide coverage to the date of the Primary Insured's death, and any Indebtedness, will be deducted from any amounts payable under this Rider.

Reinstatement:  If this rider terminates, it may not be reinstated.

Extension of Maturity Date: If the Guaranteed Minimum Death Benefit is in effect immediately prior to the Policy Maturity Date shown on the Policy Schedule, and You have met the requirements to extend the Maturity Date, then the Death Benefit after the original Maturity Date will be the greater of the Specified Amount and the Accumulation Value.

If a partial surrender or loan is taken after the original Maturity Date, the Guaranteed Minimum Death Benefit will terminate and the Death Benefit will be the Accumulation Value.

Maximum Cost of Insurance Charge: When the Guaranteed Minimum Death Benefit is in effect the Net Amount at Risk used in determining the Maximum Cost of Insurance Charge equals the greater of:

1.       the Specified Amount divided by [1.0032737], less the Accumulation
         Value; and
2. the Accumulation Value times the applicable Minimum Death Benefit Corridor Percentage divided by [1.0032737], less the Accumulation Value.

Termination:  This rider will terminate on the earliest of these dates:

o    the date the policy terminates for any reason;

o the first Monthly Anniversary Day that falls on or next follows written request to cancel this rider;

o    the date a partial surrender or loan is taken;

o    the date the Premium Requirement has not been met; or

o    the date the Guaranteed Period ends.

                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]
                                    Secretary


VL78                                                                     (2/03)